Exhibit 5.1

ATTORNEYS AT LAW

Corporate Center Three at International Plaza
4221 W. Boy Scout Boulevard | Suite 1000
Tampa, Florida 33607-5780
P.O. Box 3239 | Tampa, Florida 33601-3239
813.223.7000 | fax 813.229.4133
www.carltonfields.com

August 21, 2019	Atlanta Florham Park Hartford Los Angeles Miami New York Orlando Tallahassee Tampa Washington, DC West Palm Beach

International Money Express, Inc. 9480 South Dixie Highway Miami, Florida 33156

Re:	International Money Express, Inc. Registration Statement on Form S‑8

Gentlemen:

We have acted as counsel to International Money Express, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S‑8 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 3,371,389 shares of the Company’s common shares, $0.0001 par value per share (the “Shares”), to be issued by the Company under the International Money Express, Inc. 2018 Omnibus Equity Compensation Plan (the “Plan”), adopted on July 26, 2018.  The Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, stock units, performance shares, dividend equivalents and other stock-based awards ( each such grant being called an “Award”) to employees and directors of the Company and its subsidiaries with respect to an aggregate of 3,371,389 Shares.

This opinion is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5),  promulgated under the Securities Act, in connection with the Registration Statement.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, instruments, certificates or comparable documents of public officials and of officers and representatives of the Company, and other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed, including without limitation, the following: (a) the Plan; (b) the Second Amended and Restated Certificate of Incorporation of the Company; (c) the Second Amended and Restated Bylaws of the Company; (d) certain resolutions adopted by the Board of Directors of the Company relating to approval of the Plan, the reservation of Shares for issuance thereunder, and related matters; (e) the proxy statement/prospectus for special meeting in lieu of 2018 annual meeting of stockholders as filed with the Commission on June 27, 2018, and mailed to the stockholders of the Company in connection with a special meeting of stockholders (the “Special Meeting”) relating to, among other things, the approval and adoption of the Plan; (f) the minutes of the Special Meeting relating to, among other things, the approval and adoption of the Plan by the Company’s stockholders at the Special Meeting; and (g) the Registration Statement.

Carlton Fields, P.A.
Carlton Fields, P.A. practices law in California through Carlton Fields, LLP.

International Money Express, Inc.
August 21, 2019

The opinions set forth below are subject to the following assumptions and qualifications, which are in addition to any other qualifications contained in this letter:

A.         We have assumed without independent verification the genuineness of all signatures on all documents, the legal capacity of all natural persons executing such documents, the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all copies submitted to us as certified, conformed, or photostatic (including telecopies and electronic files).

B.         We have assumed without independent verification that all agreements and instruments executed by parties other than the Company are the valid, binding and enforceable obligations of such parties and that the individuals signing on behalf of such parties have been duly authorized to execute and deliver such agreements and instruments.

C.          We have assumed without independent verification that, with respect to any meetings of the Board or any committees thereof that we have examined, due notice of the meetings was given or waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

D.          We have assumed without independent verification the accuracy, completeness and authenticity of all corporate records made available to us by the Company and statements and representations of fact on which we are relying.

E.          The opinions provided herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they have been interpreted, and we can give no assurance that our opinions would not be different after any change in the foregoing occurring after the date hereof.

F.           We express no opinion as to the effect or application of any laws or regulations other than the general corporation law of the State of Delaware.

In rendering this opinion, we have assumed that each agreement setting forth the terms of an Award granted under the  Plan will be consistent with the Plan and will be duly authorized and validly executed and delivered by the parties thereto, that the consideration payable or recorded by the Company for the Shares will be an amount determined by the Board to be adequate and, upon the exercise of such Award, the consideration, if any,  payable as stated therein will have been fully paid to the Company prior to the issuance of any Shares under such Award.

Based on the foregoing and in reliance thereon, we are of the opinion that the Shares have been duly authorized for issuance by the Company and, when such Shares are issued upon the exercise of an Award granted pursuant to the actions of the committee administering the Plan and under the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

International Money Express, Inc.
August 21, 2019

This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

We hereby consent to your filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption Legal Matters in the Prospectus (which is made part of the Registration Statement). By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder

Very truly yours,

CARLTON FIELDS, P.A.

By:	/s/ Richard A. Denmon
Richard A. Denmon